UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 20, 2006

NAVIGANT CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28830	36-4094854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

615 North Wabash, Chicago, IL 60611

(Address of Principal Executive Offices) (Zip Code)

(312) 573-5600

(Registrant’s telephone number, including area code)

N.A.

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01. Entry into a Material Definitive Agreement.

On July 20, 2006, Navigant Consulting, Inc. (the “Company”) entered into an employment agreement with Richard X. Fischer, effective July 24, 2006. Pursuant to the agreement, Mr. Fischer will serve as the Company’s Vice President, General Counsel and Secretary. The employment agreement is for a rolling one-year period, such that the remainder of the term shall always be one full year, and provides for an annual base salary of $300,000, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if the Company terminates Mr. Fischer for other than cause (as defined in the agreement) or Mr. Fischer terminates his employment for good reason (as defined in the agreement), then the Company will pay to Mr. Fischer an amount equal to the sum of his base salary and the average of his annual bonus for the immediately preceding three years. However, if Mr. Fischer terminates his own employment other than for good reason, the Company would have no further obligation to Mr. Fischer other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Fischer’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Mr. Fischer for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then the Company shall pay to Mr. Fischer an amount equal to two times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding three years. The foregoing description of the employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) The following items are included as Exhibits to this report:

10.1	Employment Agreement dated as of July 24, 2006 between the Company and Richard X. Fischer

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: July 27, 2006	By:	/s/ Ben W. Perks
Ben W. Perks
Executive Vice President and Chief Financial Officer